PRESS RELEASE


FIRSTFED AMERICA BANCORP, INC. Announces $0.24 Third Quarter EPS and $0.13 Per Share Dividend

Swansea, Mass. (January 23, 2004): FIRSTFED AMERICA BANCORP, INC. (Amex: FAB) (the "Company"), today announced diluted earnings per share ("EPS") of $0.24 for the third quarter of fiscal year 2004, a decrease of 41% from $0.41 for the third quarter of fiscal year 2003. Diluted EPS decreased 8% to $0.95 for the first nine months of fiscal year 2004 from $1.03 for the first nine months of fiscal year 2003. Weighted average diluted shares outstanding increased 9% for the third quarter and 6% for the first nine months due primarily to 1.4 million of common shares issued for stock options exercised subsequent to the announcement of the agreement to merge with Webster Financial Corporation. The Company also announced that its Board of Directors declared a quarterly cash dividend to shareholders of $0.13 per share, payable on February 19, 2004 to all shareholders of record as of February 5, 2004.

Net income was $4.5 million for the third quarter of fiscal year 2004, a decrease of $2.4 million, or 35%, from $6.9 million for the third quarter of fiscal year 2003. For the first nine months of fiscal year 2004, net income was $16.7 million, a decrease of $353,000, or 2%, from $17.0 million for the first nine months of fiscal year 2003.

The Company's Chairman, President and CEO, Robert F. Stoico stated, "Earnings for the third quarter of fiscal year 2004 have declined from the historic highs of the past two years due to a rise in mortgage interest rates in recent months and a resulting slowdown in mortgage originations and sales, as well as a significant reduction in loans held for sale. In addition, results for the quarter were affected by the pending merger with Webster, including a reduction in balance-sheet leverage and the incurrence of merger-related expenses."

On October 7, 2003, the Company announced that it had reached a definitive agreement to be acquired by Webster Financial Corporation (NYSE:WBS) ("Webster"), headquartered in Waterbury, Connecticut. Webster is the holding company for Webster Bank. Pursuant to the agreement, First Federal Bank of America will be merged with and into Webster Bank, and the Company's outstanding common stock will be exchanged for a combination of Webster stock and cash. On the day it was announced, the transaction was valued at approximately $465 million, or $24.50 per common share of the Company's stock, payable 60% in Webster stock and 40% in cash. Following consummation of the merger, the combined bank will rank as the 46th largest in the United States, with $16 billion in assets, market capitalization of $2.2 billion and a 141-branch retail footprint in Connecticut, Massachusetts and Rhode Island. The transaction, which is subject to approval by regulatory authorities and the Company's shareholders, is expected to close in the second quarter of calendar year 2004.

Net interest income before provision for loan losses decreased $2.0 million, or 13%, to $13.7 million for the third quarter of fiscal year 2004 from $15.7 million for the third quarter of fiscal year 2003. The net interest rate spread and net interest margin were 2.20% and 2.40%, respectively, for the third quarter of fiscal year 2004, compared to 2.42% and 2.68%, respectively, for the third quarter of fiscal year 2003. For the first nine months of fiscal year 2004, net interest income before provision for loan losses increased $908,000, or 2%, to $45.3 million from $44.4 million for the first nine months of fiscal year 2003. The net interest rate spread and net interest margin were 2.29% and 2.53%, respectively, for the first nine months of fiscal year 2004, compared to 2.44% and 2.67%, respectively, for the first nine months of fiscal year 2003. The decreases in the net interest rate spread and net interest margin reflected declines in market interest rates, with reductions in the Company's interest yields on interest-earning assets, including mortgage loans held for sale, exceeding the reductions in its interest costs on interest-bearing liabilities.

The Company's provision for loan losses was $275,000 for the third quarter of fiscal year 2004, compared to $150,000 for the third quarter of fiscal year 2003. For the first nine months of fiscal year 2004, the provision for loan losses was $650,000, compared to $400,000 for the first nine months of fiscal year 2003. These provisions were based primarily on management's assessment of several key factors, including portfolio growth and composition changes, charge-offs, internal loan review classifications, and current economic conditions. The allowance for loan losses was $19.4 million, or 1.37% of loans receivable at December 31, 2003, compared to $19.3 million, or 1.53% of loans receivable, at March 31, 2003. Non-performing loans increased to $9.8 million, or 0.69% of loans receivable, at December 31, 2003, from $3.3 million, or 0.26% of loans receivable, at March 31, 2003. Non-performing assets increased to $9.9 million, or 0.39% of total assets, at December 31, 2003, from

$3.5 million, or 0.14% of total assets, at March 31, 2003. The increases in the non-performing categories resulted from one non-delinquent commercial real estate loan placed on non-accrual status during the third quarter of fiscal year 2004 based on the Company's uncertainty that it will collect all amounts due under the terms of the loan.

Non-interest income increased $2.9 million, or 27%, to $14.0 million for the third quarter of fiscal year 2004 from $11.1 million for the third quarter of fiscal year 2003, due primarily to increases of $4.0 million in gain on sale of investment securities available for sale, and $793,000 in loan servicing income, partially offset by a decrease of $1.9 million in gain on sale of mortgage loans. For the first nine months of fiscal year 2004, non-interest income increased $10.8 million, or 39%, to $38.9 million from $28.1 million for the first nine months of fiscal year 2003, due primarily to increases of $4.5 million in gain on sale of investment securities available for sale, $3.2 million in gain on sale of mortgage loans, and $1.8 million in loan servicing income.

The decrease in gain on sale of mortgage loans for the third quarter was due primarily to a lower volume of loans originated for sale, partially offset by changes in fair value of derivative instruments utilized in secondary market hedging activities, as required by SFAS No. 133, that resulted in an addition to the gain of $1.3 million for the third quarter of fiscal year 2004, compared to a reduction of $582,000 for the third quarter of fiscal year 2003. This $1.3 million addition to the gain in the third quarter of fiscal year 2004 reflected declines in commitments to originate mortgage loans for sale and commitments to sell mortgage loans. The increase in gain on sale of mortgage loans for the first nine months was due primarily to a higher volume of loans originated for sale, and changes in fair value of derivative instruments utilized in secondary market hedging activities that resulted in an addition to the gain of $388,000 for first nine months of fiscal year 2004, compared to a reduction of $420,000 for the first nine months of fiscal year 2003. In accordance with generally accepted accounting principles, the Company has not recognized $160,000 of unrealized gains as of December 31, 2003 on mortgage loans held for sale that are carried at the lower of cost or market value.

The increase in loan servicing income for the third quarter of fiscal year 2004 was due primarily to a $1.2 million addition to the valuation allowance for mortgage servicing rights for the third quarter of fiscal year 2003. No valuation allowance adjustments were required for the third quarter of fiscal year 2004. The increase in loan servicing income for the first nine months was due primarily to a $1.4 million addition to the valuation allowance offset by a $1.2 million recovery for the first nine months of fiscal year 2004, compared to a $2.6 million addition to the valuation allowance for the first nine months of fiscal year 2003. The valuation allowance adjustments were based on estimated impairment due to a combination of actual payoff experience and prepayment forecasts for the applicable periods. The recovery in the second quarter of fiscal year 2004 resulted from an increase in the present value of the Company's mortgage servicing rights. Amortization of mortgage servicing rights totaled $903,000 for the third quarter of fiscal year 2004 and $2.5 million for the first nine months of fiscal year 2004, compared to $785,000 and $2.3 million for the respective periods of fiscal year 2003.

Non-interest expense increased $4.6 million, or 30%, to $20.0 million for the third quarter of fiscal year 2004 from $15.4 million for the third quarter of fiscal year 2003, due primarily to increases of $3.0 million in compensation and benefits and $1.4 million in other non-interest expense. For the first nine months of fiscal year 2004, non-interest expense increased $11.2 million, or 25%, to $55.7 million from $44.4 million for the first nine months of fiscal year 2003, due primarily to increases of $8.4 million in compensation and benefits and $2.5 million in other non-interest expense. The increase in non-interest expense for the third quarter was due primarily to expenses related to the pending acquisition by Webster totaling approximately $2.7 million. In addition, the increase in non-interest expense for the first nine months was due primarily to higher costs related to growth in mortgage originations, the net accounting impact of market price increases of FAB stock held by certain employee benefit plans, and higher employee health and pension plan costs.

Income tax expense decreased $1.3 million, or 31%, to $3.0 million for the third quarter of fiscal year 2004 from $4.3 million for the third quarter of fiscal year 2003. For the first nine months of fiscal year 2004, income tax expense increased $630,000, or 6%, to $11.3 million from $10.7 million for the first nine months of fiscal year 2003. The Company's effective tax rate increased to 40.4% for the first nine months of fiscal year 2004 from 38.6% for the first nine months of fiscal year 2003.

Total assets increased $142.0 million, or 6%, to $2.556 billion at December 31, 2003 from $2.414 billion at March 31, 2003, due primarily to an increase of $153.5 million in loans receivable, net. The 12% increase in loans receivable, net, to $1.395 billion at December 31, 2003, included increases of $60.4 million, or 9%, in the mortgage portfolio due primarily to the origination and retention of certain adjustable-rate and fixed-rate mortgage loans with terms of 15 years or less, $42.4 million, or 10%, in the commercial portfolio and $50.7 million, or 27%, in the consumer portfolio.

Balance sheet growth during the first nine months of fiscal year 2004 was primarily funded by increases of $98.5 million in FHLB advances and other borrowings, and $39.0 million in deposit balances. The 3% increase in deposits, to $1.466 billion at December 31, 2003, included increases in demand deposits of $27.7 million, or 5%, and savings deposits of $29.4 million, or 10%, partially offset by a decline in time deposits of $18.1 million, or 3%. The Company's demand and savings accounts, or core deposits, were 62.6% of total deposits at December 31, 2003, compared to 60.3% at March 31, 2003.

For the first nine months of fiscal year 2004, mortgage originations totaled $2.668 billion, including $1.829 billion of mortgage originations by PMC. During this time, $2.492 billion of mortgage loans were sold in the secondary market, including $1.929 billion sold servicing released by PMC. Total loans serviced for others decreased $126.0 million, or 9%, to $1.286 billion at December 31, 2003 from $1.412 billion at March 31, 2003. Mortgage servicing rights, net of the valuation allowance, increased $1.8 million, or 30%, to $7.7 million at December 31, 2003, from $6.0 million at March 31, 2003. The valuation allowance related to the impairment of mortgage servicing rights decreased $1.0 million to $2.1 million at December 31, 2003, from $3.1 million at March 31, 2003, due to a valuation recovery of $1.2 million and a write-down of $1.2 million for permanent impairment, less an addition for estimated impairment of $1.4 million during the first nine months of fiscal year 2004. Mortgage servicing rights were 0.60% of loans serviced for others at December 31, 2003, compared to 0.42% at March 31, 2003.

Total stockholders' equity increased $26.4 million, or 14%, to $219.5 million at December 31, 2003, from $193.1 million at March 31, 2003. The increase was due primarily to $16.7 million in net income and increases of $15.3 million from common shares issued for stock options exercised and $6.0 million from other stock-based employee benefit plans, partially offset by $6.4 million in dividends paid to stockholders and a $5.2 million decrease in the fair market value of available for sale securities, net of tax. Stockholders' equity to assets was 8.59% at December 31, 2003, compared to 8.00% at March 31, 2003. Book value per share increased to $11.78 at December 31, 2003 from $11.63 at March 31, 2003. Tangible book value per share increased to $8.99 at December 31, 2003 from $8.40 at March 31, 2003. Market price per share increased $12.03, or 86%, to $26.03 at December 31, 2003 from $14.00 at March 31, 2003.

As of December 31, 2003, the Company had repurchased 360,616 shares of Company stock at an average price of $7.09 per share, or 56% of the 640,056 shares authorized for repurchase under the Company's seventh stock repurchase program announced on September 29, 2000. There was no stock repurchase activity during the first nine months of fiscal year 2004. The Company has repurchased 4,973,806 shares since May 15, 1998.

At December 31, 2003, the Company's subsidiary, First Federal Savings Bank of America, continued to exceed all regulatory capital requirements. Regulatory capital, which is comprised of core capital, risk-based capital, and Tier I risk-based capital, amounted to approximately $159.7 million, $170.8 million, and $159.7 million, respectively. The core capital, risk-based capital, and Tier I risk-based capital ratios were 6.42%, 11.69%, and 10.59%, respectively, compared to the minimum ratios required to be deemed adequately capitalized of 4.0%, 8.0%, and 4.0%, respectively, and the minimum ratios required to be deemed well capitalized of 5.0%, 10.0%, and 6.0%, respectively.

FIRSTFED AMERICA BANCORP, INC. is a $2.6 billion financial services company offering a wide range of financial products through its subsidiaries. FIRST FEDERAL SAVINGS BANK OF AMERICA has 26 banking offices throughout Southeastern Massachusetts and Rhode Island, offers online banking through FIRSTFEDonline at www.firstfedamerica.com and has five loan origination centers serving Massachusetts, Rhode Island and Connecticut. PEOPLE'S MORTGAGE CORPORATION, a subsidiary of FIRST FEDERAL SAVINGS BANK OF AMERICA, provides mortgage and consumer loans through nine locations in New England and the Mid-Atlantic Region. Through FIRSTFED INSURANCE AGENCY, LLC, which is licensed in Massachusetts, Rhode Island and Connecticut, the Company also sells insurance products at all of its locations and via www.firstfedinsurance.com. FIRSTFED TRUST COMPANY, N.A. offers comprehensive trust, estate, and investment management products and services. For additional information about the Company and its products, as well as previous press releases and historical financial data, visit the FIRSTFED Web site at www.firstfedamerica.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the acquisition by Webster, including future business opportunities and financial results, and the companies' intentions with respect to the combined company. These forward-looking statements are based upon current beliefs and expectations and are subject to business, economic and other uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from the anticipated results as a result of various factors, including among others: (1) the failure to successfully integrate the two companies' businesses, or to integrate them in a timely manner; (2) the failure to achieve anticipated cost savings, or to achieve such savings in a timely manner; (3) costs, customer loss and business disruption in connection with the acquisition or the integration of our companies may be greater than expected; (4) failure to obtain governmental approvals without adverse regulatory conditions; (5) difficulties associated with achieving expected future financial results; and (6) failure of the Company's stockholders to approve the acquisition. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, including those relating to the businesses of Webster and the Company generally, are discussed in Webster's and the Company's reports filed with the SEC (accessible on the SEC website at http://www.sec.gov, on Webster's website at http://websteronline.com and on the Company's website at http://www.firstfedamerica.com). Webster and the Company do not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

The proposed transaction will be submitted to the Company's stockholders for their consideration. Webster and the Company will file with the SEC a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Stockholders of the Company are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Webster and the Company, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can be obtained, without charge, by directing a request to Terrence K. Mangan, Senior Vice President/Investor Relations, Webster Financial Corporation, Webster Plaza, Waterbury, CT 06702 (203) 578-2318 or to Edward A. Hjerpe, Executive Vice President, Chief Operating Officer and Chief Financial Officer, FIRSTFED AMERICA BANCORP, INC., ONE FIRSTFED PARK, Swansea, MA 02777 (508) 679-8181.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the merger. Information about the directors and executive officers of the Company and their ownership of the Company common stock is set forth in the proxy statement, dated June 26, 2003, for the Company's 2003 annual meeting of stockholders, as filed with the SEC on a Schedule 14A. Additional information regarding the interests of such participants may be obtained by reading the proxy statement/prospectus when it becomes available.

Contact:

Philip G. Campbell, VP-Investor Relations
(508) 679-8181 ext. 1361

Edward A. Hjerpe, EVP/COO and CFO
(508) 679-8181 ext. 1505

Please note: Certain amounts previously reported have been reclassified to conform to the presentation in the following financial statements. The numbers of shares and per share amounts have been retroactively restated to reflect the 2-for-1 stock split declared on June 26, 2003.


FIRSTFED AMERICA BANCORP, INC.
Consolidated Balance Sheets
----------------------------------------------


                                                              December 31,       March 31,
                                                                 2003              2003
                                                           ----------------   ---------------
                                                                      (In thousands)
Assets:
Cash on hand and due from banks                            $        44,642    $       53,529
Short-term investments                                               2,113             2,000
                                                           ----------------   ---------------
     Total cash and cash equivalents                                46,755            55,529
Mortgage loans held for sale                                        57,103           245,745
Investment securities available for sale                            11,715            22,730
Mortgage-backed securities available for sale                      817,749           634,965
Mortgage-backed securities held to maturity                            715               934
Stock in FHLB of Boston                                             58,433            58,433
Loans receivable, net
     Mortgages                                                     709,810           649,453
     Commercial                                                    468,376           425,929
     Consumer                                                      235,958           185,284
     Allowance for loan losses                                     (19,362)          (19,335)
                                                           ----------------   ---------------
        Total loans receivable, net                              1,394,782         1,241,331
Accrued interest receivable                                          8,102             7,588
Mortgage servicing rights                                            7,743             5,971
Office properties and equipment, net                                36,744            38,298
Bank-owned life insurance                                           38,807            37,513
Goodwill and other intangible assets                                52,000            53,659
Prepaid expenses and other assets                                   25,791            11,782
                                                           ----------------   ---------------
     Total assets                                          $     2,556,439    $    2,414,478
                                                           ================   ===============

Liabilities and stockholders' equity:
Deposits
     Demand                                                $       601,064    $      573,344
     Savings                                                       316,076           286,719
     Time                                                          548,921           567,044
                                                           ----------------   ---------------
        Total deposits                                           1,466,061         1,427,107
FHLB advances and other borrowings                                 822,068           723,577
Advance payments by borrowers for taxes and insurance                4,346             5,974
Accrued interest payable                                             3,656             3,607
Other liabilities                                                   40,811            61,129
                                                           ----------------   ---------------
     Total liabilities                                           2,336,942         2,221,394
                                                           ----------------   ---------------
Common stock                                                           234               216
Additional paid-in capital                                         145,093           125,198
Retained earnings                                                  107,387            97,100
Accumulated other comprehensive income                               4,627             9,777
Unallocated ESOP shares                                             (1,549)           (1,549)
Unearned stock incentive plan                                          (39)             (112)
Treasury stock                                                     (36,256)          (37,546)
                                                           ----------------   ---------------
     Total stockholders' equity                                    219,497           193,084
                                                           ----------------   ---------------
     Total liabilities and stockholders' equity            $     2,556,439    $    2,414,478
                                                           ================   ===============

FIRSTFED AMERICA BANCORP, INC.
Consolidated Statements of Operations
-----------------------------------------------------------

                                                                  For the Three Months Ended   For the Nine Months Ended
                                                                          December 31,               December 31,
                                                                ----------------------------  --------------------------
                                                                      2003          2002          2003         2002
                                                                -------------  -------------  ------------  ------------
                                                                      (Dollars in thousands, except per share data)
Interest and dividend income:
     Loans                                                      $    19,907    $    22,477    $    66,302   $    64,920
     Mortgage-backed securities                                       6,449          8,677         18,901        27,617
     Investment securities                                              167            693            740         2,862
     Federal Home Loan Bank stock                                       405            515          1,313         1,614
                                                                -------------  -------------  ------------  ------------
        Total interest and dividend income                           26,928         32,362         87,256        97,013
                                                                -------------  -------------  ------------  ------------
Interest expense:
     Deposits                                                         5,317          6,397         16,751        21,253
     Borrowed funds                                                   7,910         10,275         25,176        31,339
                                                                -------------  -------------  ------------  ------------
        Total interest expense                                       13,227         16,672         41,927        52,592
                                                                -------------  -------------  ------------  ------------
        Net interest income before provision for loan losses         13,701         15,690         45,329        44,421
Provision for loan losses                                               275            150            650           400
                                                                -------------  -------------  ------------  ------------
        Net interest income after provision for loan losses          13,426         15,540         44,679        44,021
                                                                -------------  -------------  ------------  ------------
Non-interest income:
     Service charges on deposit accounts                                978          1,311          2,711         2,605
     Trust fee income                                                   430            350          1,207         1,063
     Loan servicing income (expense)                                    (41)          (834)           105        (1,703)
     Insurance commission income                                        452            363          1,119           802
     Earnings on Bank-Owned Life Insurance                              423            484          1,293         1,447
     Gain on sale of mortgage loans, net                              5,674          7,569         22,289        19,133
     Gain on sale of investment securities available for sale         5,033          1,057          7,171         2,628
     Other income                                                     1,084            778          3,049         2,120
                                                                -------------  -------------  ------------  ------------
        Total non-interest income                                    14,033         11,078         38,944        28,095
                                                                -------------  -------------  ------------  ------------
Non-interest expense:
     Compensation and benefits                                       12,267          9,223         34,665        26,280
     Office occupancy and equipment                                   2,333          2,109          6,647         6,172
     Data processing                                                    716            702          2,021         2,352
     Advertising and business promotion                                 402            408          1,184           799
     Amortization of intangible assets                                  553            607          1,659         1,821
     Other expense                                                    3,721          2,318          9,490         7,012
                                                                -------------  -------------  ------------  ------------
        Total non-interest expense                                   19,992         15,367         55,666        44,436
                                                                -------------  -------------  ------------  ------------
        Income before income tax expense                              7,467         11,251         27,957        27,680
Income tax expense                                                    2,995          4,325         11,303        10,673
                                                                -------------  -------------  ------------  ------------
        Net income                                              $     4,472    $     6,926    $    16,654   $    17,007
                                                                =============  =============  ============  ============
Basic earnings per share                                        $      0.25    $      0.43    $      0.96   $      1.07
                                                                =============  =============  ============  ============
Diluted earnings per share                                      $      0.24    $      0.41    $      0.95   $      1.03
                                                                =============  =============  ============  ============

Weighted average shares outstanding - basic                      18,051,441     16,270,928     17,274,465    15,961,420
                                                                =============  =============  ============  ============
Weighted average shares outstanding - diluted                    18,253,704     16,801,008     17,452,759    16,488,578
                                                                =============  =============  ============  ============

FIRSTFED AMERICA BANCORP, INC.
Selected Financial Highlights
-----------------------------------------------------

                                                             At or for the Three Months Ended        At or for the Nine Months Ended
                                                       --------------------------------------------  -------------------------------
                                                          December 31,     March 31,   December 31,      December 31,   December 31,
                                                              2003            2003         2002             2003           2002
                                                       ---------------  -------------  -------------   ---------------  ------------
                                                                           (Dollars in thousands, except per share data)
Operating and Performance Ratios (annualized):
     Return on average stockholders' equity                     8.45%          12.82%         14.78%         10.90%        13.01%
     Return on average assets                                   0.72%           1.01%          1.08%          0.86%         0.93%
     Stockholders' equity to total assets                       8.59%           8.00%          7.33%          8.59%         7.33%
     Net interest rate spread                                   2.20%           2.03%          2.42%          2.30%         2.44%
     Net interest margin                                        2.40%           2.45%          2.68%          2.52%         2.67%
     Effective tax rate                                        40.11%          39.53%         38.44%         40.43%        38.56%
     Regulatory Capital Ratios (Bank only):
        Core                                                    6.42%           6.08%          5.59%          6.42%         5.59%
        Risk-based                                             11.69%          11.02%         10.29%         11.69%        10.29%
        Tier 1 risk-based                                      10.59%           9.85%          9.12%         10.59%         9.12%

Asset Quality:
     Non-performing loans                                $     9,807    $      3,305    $     3,220     $    9,807    $    3,220
     Non-performing assets                               $     9,947    $      3,499    $     3,397     $    9,947    $    3,397
     Allowance for loan losses                           $    19,362    $     19,335    $    19,267     $   19,362    $   19,267
     Non-performing loans as a percent of loans (1)             0.69%           0.26%          0.26%          0.69%         0.26%
     Non-performing assets as a percent of total assets         0.39%           0.14%          0.13%          0.39%         0.13%
     Allowance for loan losses as a percent of                   197%            585%           598%           197%          598%
        non-performing loans
     Allowance for loan losses as percent of loans              1.37%           1.53%          1.55%          1.37%         1.55%
        receivable

Share Related:
     Book value per share                                $     11.78     $     11.63    $     11.37    $     11.78    $     11.37
     Tangible book value per share                       $      8.99     $      8.40    $      8.04    $      8.99    $      8.04
     Market value per share                              $     26.03     $     14.00    $     12.43    $     26.03    $     12.43
     Shares outstanding (2)                               18,631,527(A)   16,604,902(B)  16,297,712(C)  18,631,527(A)  16,297,712(C)

Mortgage Origination and Servicing:
     Mortgage originations                               $   367,352     $   937,518    $ 1,046,972    $ 2,668,299    $ 2,248,614
     Loans serviced for others                           $ 1,286,224     $ 1,412,177    $ 1,417,405    $ 1,286,224    $ 1,417,405

Trust Assets Under Administration:
     Number of accounts                                          193             178            172            193            172
     Market value of assets                              $   559,900     $   473,700    $   481,600    $   559,900    $   481,600

(1)  Loans include loans receivable, net, excluding allowance for loan losses.
(2A) Based upon total shares issued at IPO (17,414,304) plus shares issued for the People's merger (3,791,288) and stock options exercised (2,164,313), less unearned ESOP shares (154,890), unreleased 1997 Stock-based Incentive Plan shares (3,728), shares repurchased (4,568,946), and shares held in certain employee benefit plans (10,814).
(2B) Based upon total shares issued at IPO (17,414,304) plus shares issued for the People's merger (3,791,288) and stock options exercised (432,088), less unearned ESOP shares (271,588), unreleased 1997 Stock-based Incentive Plan shares (10,676), shares repurchased (4,568,946), and shares held in certain employee benefit plans (181,568).
(2C) Based upon total shares issued at IPO (17,414,304) plus shares issued for the People's merger (3,971,288) and stock options exercised (163,692), less unearned ESOP shares (309,782), unreleased 1997 Stock-based Incentive Plan shares (11,276), shares repurchased (4,568,946), and shares held in certain employee benefit plans (181,568).